Exhibit 10.1

Labor Contract
Agreement

between

Musser-Timpani Division

Division of Conn-Selmer, Inc.

and

Carpenter Local 1027

Mill-Cabinet- Industrial Division

affiliate of
Chicago and Northeast
Illinois District
Council of Carpenters

Effective November 19, 2002
Through
 November 20, 2004

TABLE OF CONTENTS

AGREEMENT

ARTICLE I
1.1	Recognition
1.2-1.3	Union Security
1.4	Dues Checkoff
1.5	Hiring of New Employees
1.6-1.7	No Discrimination

ARTICLE II
2.1	Management Rights

ARTICLE III
3.1	Union Representative
3.2	Union Steward
3.3	Union Label

ARTICLE IV
4.1-4.3	Hours of Work
4.4-4.5	Overtime
4.6	Medical Absence
4.7	Wash Up Time
4.8	Rest Periods
4.9	Shift Differential

ARTICLE V
5.1-5.4	Holidays

ARTICLE VI
6.1	Bereavement

ARTICLE VII
7.1-7.7	Vacations

ARTICLE VIII
Job Classifications and Wages
8.1	Pay Day
8.2-8.6	Categories and Wages
8.7	Working Supervisors

ARTICLE IX
9.1-9.3	Grievance & Arbitration Procedure
9.4	Steps to Grievance & Arbitration Procedure

Article x
10.1-10.6	Seniority
10.5(c)	Leave of Absence
10.6	Job Opportunities Posting

Article xi
11.1	Insurance
11.2	Pension

Article xii
12.1	Severance

Article xiii
13.1	Christmas Bonus

Article xiv
14.1	Jury Duty

Article xv
15.1	Duration
15.2	Successorship
15.3	No Strike - No Lockout
15.4	Partial Invalidity of Agreement

Signatures

AGREEMENT

This Agreement, made and entered into this 19th day of November 2002, by and between Musser-Timpani Division, a Division of Conn-Selmer, Inc. (herein after referred to as the “Company” and/or “Employer” where appropriate), and Carpenter Local 1027 of the Chicago and Northeast Illinois District Council of Carpenters, of the United Brotherhood of Carpenters and Joiners of America (herein after referred to as the “Union”).

The general purpose of this Agreement is to promote the mutual interests of both parties.  Both parties agree that the continued growth and competitive strength of the Company is to their mutual interest.  Therefore, this Agreement is made to provide for the operation of the plants of the Company at 415 E. Shawmut and 505 E. Shawmut, LaGrange, Illinois, under methods which will further to the fullest extent possible the safety and welfare of the employees, the economy of operation, the elimination of waste, the quality of service, cleanliness of the plants, protection of the property, and the welfare, interest, and competitive position of the Company.  The Union recognizes that it is the obligation of each employee to give the Company a full day of efficient and cooperative work for a day’s pay.  Under this Agreement it is the duty of the Company, the Union, and the employees to cooperate fully, individually, and collectively for the advancement of these conditions.

ARTICLE I
RECOGNITION

1.1      The Company recognizes the Union, during the term of this Agreement, as the sole and exclusive representative of all its production, maintenance, warehouse employees, including leadmen of the company (herein after referred to as “Employee” or “Employees”), for the purpose of collective bargaining in respect to rates of pay, wages, hours of work and working conditions covered by the scope of the Agreement.

UNION SECURITY

1.2      All Employees encompassed in the terms and provisions of this Agreement shall be obligated to become and remain members in good standing in the Union.  The Company shall notify the Union at any time a new employee is placed in the bargaining unit.  After sixty (60) working days said Employee shall make application to the Union at which time any applicable fees and the payment of dues shall commence.

1.3      The Company agrees, upon written notice from the Union, that any Employee failing to maintain their membership in good standing, shall be discharged, unless such Employee reinstates their membership within five (5) working days of such notice.

DUES CHECKOFF

1.4      The Company agrees to deduct and forward to the Local Union on a monthly basis dues levied by the Union from the pay of each employee who executes or has executed an authorization for checkoff of dues form. Dues will be deducted from the paycheck that is distributed on the fourth Friday of each month.  The Union shall indemnify the Company against any and all claims or liabilities arising by reason of the deduction of such dues.

HIRING OF NEW EMPLOYEES

1.5      The Company may request additional employees from time to time if needed, from the Union, or may hire such employees from any other available source.  All new employees may be required to work a probationary period of sixty (60) days of actual work.

NO DISCRIMINATION

1.6      There shall be no discrimination engaged in by either the Employer or the Union in the employment of employees based on race, color, religion, creed, sex, national origin, or age.

1.7      Wherever in the Agreement the words his, her, their are used it is understood that these words shall be gender-free and refer to all employees.

ARTICLE II
MANAGEMENT

2.1      Except to the extent expressly abridged by a specific provision of this Agreement, the Company reserves and retains, solely and exclusively all of its rights to manage the business.  Furthermore, the sole and exclusive rights of management, which are not abridged by this Agreement shall include but are not limited to determine prices of products; volume of production and methods of financing; to drop a product line; the right to determine and from time to time re-determine the number, location, relocation, and types of its operations, and the methods, processes and materials to be employed; to determine the number of hours per day or per week operations shall be carried on, except as provided for in Article Four, Section 4.3 hereof; to select and to determine the number and types of employees required; to assign work to such employees in accordance with the requirements determined by management; to establish and change work schedules and assignments; to transfer, promote, or demote employees, or to lay off, terminate, or otherwise relieve employees from duty for lack of work or other legitimate reasons; to suspend, discharge, or otherwise discipline employees for cause and otherwise to take such measures as management may determine to be necessary for the orderly, efficient and profitable operation of the business; and to make and enforce reasonable rules for the maintenance of discipline, provided that any complaint as to the rules or the application thereof to any employee or employees may be challenged in accordance with the grievance  procedure including arbitration as set forth in this Agreement.

a)                        The management of the shop and the direction of the working forces, and the right to relieve employees of their duty shall vest exclusively in the Company, provided, however, that this shall not be used for the purpose of discrimination against any member of the Union, or against any employee because of bona fide activities on behalf of the Union.  All functions of management not expressly limited by this Agreement are reserved to and vested exclusively in the Company.

ARTICLE III
UNION REPRESENTATIVE

3.1      The Business Representative of the Union shall be permitted to confer with employees of the Company during working hours when necessary, provided proper notification has been given to plant management, and provided further that said Business Representative shall in no way interfere with the progress of the work.

UNION STEWARD

3.2      The Union shall appoint or elect such stewards as it deems necessary for the efficiency of its operations and shall notify the Company of its selection but such stewards shall always be selected from Employees of the Company.  Such Stewards shall be classed as having the highest seniority.  In the event any bargaining unit work is being performed, the Steward (or designated alternate steward) shall work provided he or she is qualified for the available work.

UNION LABEL

3.3      It is hereby understood and agreed by the Employer and the Union that should an application be made for the Union Label to the First General Vice President of the United Brotherhood of Carpenters and Joiners of America and if the application is approved, and the Union Label is issued by the United Brotherhood to be placed on products manufactured by the Employer, the Label shall remain the property of the United Brotherhood of Carpenters and shall be at all times in the possession of a member of the United Brotherhood; and that said Union Label shall at no time be used in any manner that will be detrimental to the interest and welfare of the members of the United Brotherhood.  Use of said Label may be withdrawn from the Company any time, at the discretion of the International Union.

ARTICLE IV
HOURS OF WORK

4.1      The normal scheduled work week shall constitute forty (40) hours of work as follows: eight hours a day on Monday through Friday commencing at any time between the hours of 7:00 A.M. and 8:00 A.M.

4.2      When an employee reports to work at the regular starting time and regular work is not available, he shall be transferred to work he is capable of doing and/or he shall be guaranteed a minimum of four (4) hours pay at his regular day rate except for conditions referred to as “Acts of God” i.e. power failure, flood, fire, etc.

4.3      However, if it is not efficient to operate the plant on a forty (40) hour normal work week, the Company may reduce its normal scheduled work week to not less than four (4) eight (8) hour days, but not until all employees of two (2) years or less seniority shall have been laid off, which lay off shall conform with the seniority provisions of this contract.

OVERTIME PAY

4.4      An employee shall be paid at the rate of time and one-half pay of all time worked in excess of eight (8) hours in any one day which shall not pyramid because of being paid under any other provisions of this Agreement.  When conditions require the Company to schedule work on Saturday, time and one-half pay shall be paid for all work on such Saturday.  Double time pay shall be paid for all work on Sunday and paid holidays.

4.5      The Company agrees to endeavor to distribute overtime work on an equitable basis whenever practical.  The Company will request voluntary overtime within a department on a rotational basis (subject to production requirements of the Company and the skill and ability of available employees to perform the work in question).  Lacking enough volunteer, it shall assign as many junior qualified employees as needed in that classification or department to perform the work.  In the application of this provision, no employee shat be required to work in excess of ten (10) overtime hours per week and not for more than three (3) consecutive weeks.

MEDICAL ABSENCE

4.6      No written excuse is required from a medical doctor for three (3) or less days of medical absence, however the Company shall be notified no later than one hour after the Employee’s scheduled starting time the first day absent.  Employees expecting to be off for more than that day should let the Employer know.  Absences in excess of three (3) days shall require a medical excuse.

WASH-UP TIME

4.7      All employees shall be allowed a five (5) minute wash-up time prior to lunch and at the end of the shift.

REST PERIODS

4.8      Employees will be permitted to take two (2) scheduled rest periods during each eight (8) hour shift at times to be determined by the Company.  Each period shall be fifteen minutes in duration.  Should scheduled overtime exceed two hours on a normal work day, a third rest period shall be provided at what would have been the end of a regular work day.

SHIFT DIFFERENTIAL

4.9      Employees who work on the second shift shall receive an additional hourly payment of ten percent (10%) of their regular hourly rate for each hour worked on the second shift.

ARTICLE V
HOLIDAYS

5.1      All employees who have worked for the Company thirty (30) days shall receive eight (8) hours pay at regular hourly rates for the following holidays:

2003	2004
New Year’s Day 1/1/03	New Year’s Day 1/1/04
Good Friday 4/18/03	Good Friday 4/9/04
Memorial Day 5/26/03	Memorial Day 5/31/04
Labor Day 9/1/03	Fourth of July 7/4/04
Thanksgiving Day 11/27/03	Labor Day 9/6/04
Day After Thanksgiving 11/28/03
Christmas Eve Day 12/24/03
Christmas Day 12/25/03
Observance of Fourth of July 12/26/03
*Floating Holiday 1 12/29/03
*Floating Holiday 2 12/30/03
*Floating Holiday 3 12/31/03

* (To be used in conjunction with Christmas Eve and Christmas Day to provide one week of shutdown.)

5.2      No employee shall qualify for pay for the above named holidays who has not been present at work the full scheduled work day before and the full scheduled work day after the holiday, provided, however, each employee on the active payroll of the Company shall be credited with an excused absence or tardiness the scheduled work days before or the scheduled work days after a paid holiday for the following reasons:

a)                        An illness of or accident to, such employee, provided the illness or injury and the employee’s inability to work is verified in writing to the Company by the attending physician; however, no holiday pay will be paid an employee receiving sick pay or compensation pay for the same day.

b)                       The death of the employee’s spouse, child, grandchild, grandparent, parent, brother, sister, step-parents, step-children, or in-law relative.

c)                        Any other good and valid reason approved in writing by the Union and the Company; and provided further, each such employee shall have a total allowance each year of  four hundred eighty (480) minutes of unexcused absences or tardiness the scheduled work days before and the scheduled work days after paid holidays.

5.3      An employee laid-off during the week in which a holiday occurs will receive that holiday pay.

5.4      Employees scheduled to work during Christmas shutdown shall be permitted to take their holidays during the following year at their convenience.

ARTICLE VI
BEREAVEMENT

6.1      Upon the death of an employee’s spouse, child, grandchild, grandparent, parent, brother, or sister, such employee shall receive three (3) days off with pay at such employee’s regular hourly rate exclusive of any coinciding paid vacation or paid holidays of such employee.  Upon the death of an in-law relative or step-child, or step-parent, one full day off with pay and two days at no pay, if requested, will be allowed.

ARTICLE VII
VACATIONS

7.1      Effective on the annual anniversary date of each employee’s date of employment, each employee who has been continuously employed by the Company one (1) year on such date shall be eligible for one (1) week vacation with pay; each employee who has been continuously employed by the Company two (2) years on such date shall be eligible for two (2) weeks vacation with pay; each employee who has been continuously employed by the Company eight (8) years on such date shall be eligible for three (3) weeks vacation with pay; and each employee who has been continuously employed by the Company for thirteen (13) years on such date shall be eligible for four (4) weeks vacation with pay; and each employee who has been continuously employed by the Company for twenty (20) years on such date shall be eligible for five (5) weeks vacation with pay.  Each such employee shall take his paid vacation during the twelve months following his anniversary date at a time agreeable to the Company and the employee.  Company policy will be to close the Plant for two (2) full weeks.  All employees will be required to take two (2) weeks’ vacation at this time.  Employees with more than two (2) weeks of vacation shall schedule their remaining time with their respective supervisors.  If the Fourth of July holiday falls during  the vacation shut down, then the Company and Union by mutual agreement shall designate its observance on another date or may agree to allow employees to observe the holiday, with prior approval, at any time.

7.2      The Company shall have the right to require some employees to work during the vacation period in case of emergency or unusual conditions with such employee’s consent.

Likewise, certain departments will be scheduled to work during the vacation period to provide for necessary maintenance, the shipment of product, and provide service for our customers.

Employees asked to work during the plant shutdown period shall schedule their vacation at another time.

7.3      An employee receiving two weeks or less of vacation may take a week off at a date other than shutdown if the following conditions are met:

a)                        The employee who wants a week off at a later date must request to work during the plant shutdown period and schedule his one week of vacation.  The Company may or may not assign the employee to work during the shutdown.

b)                       Also, time off up to a week may be granted to an employee with two weeks or less of vacation without requesting to work during the plant shutdown if a two week notice is given to take the time off and the reason for taking the time off is of an important nature.

7.4      Each week of vacation pay of each employee shall be at such employee’s regular hourly rate at the time of such vacation.  In order to be eligible for full vacation pay an employee must have worked 1,680 hours during the year previous on his anniversary date.  If the employee during such year worked less than 1,680 hours but more than 1,260 hours, he shall receive seventy-five percent (75%) of his full vacation pay; less than 1,260 hours but more than 840 hours, he shall receive fifty percent (50%) of his full vacation pay; less than 840 hours but more than 420 hours, he shall receive twenty-five percent (25%) of his full vacation pay; and if he worked less than 420 hours in such year he shall receive no vacation pay.  Regular paid vacations and regular paid holidays during such year shall be considered as hours worked.

7.5      For those employees with less than one year’s service as of July 1 of any year, vacation pay will be paid per the schedule in Article 7.3 above.  For employees with more than one year’s service as of July 1, July 1 remains as their anniversary date for vacation pay purposes.

7.6      If an employee eligible for paid vacation is laid off, he may request to be paid his accrued vacation to the date of layoff.  An employee who quits after one (1) year of continuous employment with the Company shall be paid his accrued vacation to the date of his termination of employment.  Employees who are discharged for good cause approved by the Company and the Union shall receive no accrued paid vacation.

7.7                   The Company shall supply the Union representative with a vacation list and will supply the Union with all necessary wage data.

ARTICLE VIII
JOB CLASSIFICATIONS AND WAGES
PAY DAY

8.1      There shall be a pay day on Friday of each week following the previous work week, and pay shall be made in currency or by check.  Not more than five (5) days’ pay shall be held back.  Such pay shall be delivered to the Employees at or before the regular quitting time each Friday.

8.2      The following shall constitute the job title of each Employee placed in “Groups” for the purpose of wage classifications.

JOB CLASSIFICATIONS AND RATES

JOB CLASSIFICATION	EFFECTIVE 11-19-02

GROUP “A”	$15.76
Tool & Die Maker

GROUP “B”	$15.39
Maintenance
Set-Up (Mill, Drill, Lathe)
Automatic Kettle Finisher

GROUP “C”	$15.24
Tool and Die Maker “B”
Ringer Timpani

GROUP “D”	$14.96
Saw Tuner
Polisher “A”
Punch Press (Set Up & Operate)
Chime Tuner (Final Tune)
Inspector - Tester
Triple Tuner

GROUP “E”	$14.69
Maintenance Helper
Heavy Assembler (Timpani)
Kettle Finisher (Timpani)
Machine Operator (Timpani)
Driver & Material Handler
Vibe Bar Milling and Rough Tuner

JOB CLASSIFICATIONS AND RATES

JOB CLASSIFICATION	EFFECTIVE 11-19-02

GROUP “F”	$14.42
Bench Assembly (Heavy)
Final Tuner
Sprayer
Order Packer
Bar Driller
Punch Press Operator
Cut Off Saw Operator
Stock Room Clerk
Sub-Assembly (Timpani)
Resonator Assembly (Heavy)
Bar Finisher

GROUP “G”	$14.14
Degreaser
Final Assembly
Polisher-Trainee
Machine Operator-Light

GROUP “H”	$13.86
Material Handler
Bell and Fork Tuner
Light Packer & Parcel Post
Bench Assembler
Resonator Assembly (Light)
Inspector

GROUP “I”	$13.14
Tuner Trainee
Small Bell Tuner

GROUP “J”	$10.76
Mallet Assembly

GROUP “K”	$10.66

8.3      The amount of any negotiated wage increase during the term of this Agreement shall then be added to the wage rates then paid to employees.

8.4      Groupleaders shall receive a minimum of seventy-five ($.75) cents per hour over the highest job classification wage rate under their lead (red circled job rates are excluded from this consideration).

8.5      The policy of Musser-Timpani is to have on file and make available for all interested employees the Job Classifications for all jobs within the departments.

a)                        All employees interested in further explanation of the details and requirements of a specific job may request a meeting with the supervisor.

b)                       Employees accepted and attaining enough proficiency to be retained in a job shall receive the designated wage for that job in no longer than twelve (12) months.

c)                        The minimum starting rates of skilled employees (Groups A, B, C, D) will be $10.00 per hour minimum; semi-skilled employees (Groups E, F, G, H) will be $9.00 per hour minimum; and unskilled employees (Group I) will be $8.00 per hour minimum.  The Company may hire part-time help, provided such help does not constitute in excess of five percent (5%) of the total work force covered by this contract.

8.6      It is understood that the above established wage rates in no way prohibit the employer from paying above the established rates.

8.7      Supervisory employees shall not perform work on any hourly rated job classification if the result would be to displace an employee in the bargaining unit, but this provision shall not prevent such work (1) in emergencies, when regular employees are not immediately available; (2) in the instruction or training of employees; (3) in testing materials and production; and (4) in the performance of necessary work when production difficulties are encountered.  It is not the intent of this Section to circumvent Article I Recognition.

ARTICLE IX
GRIEVANCE AND ARBITRATION
PROCEDURE

9.1      For the purpose of peacefully settling all complaints and grievances, both parties shall be governed by the grievance procedure as outlined in this article.

9.2      Time limits will be strictly adhered to in all steps.  Should either party fail to adhere to a time limit, that party will lose the right to any further objection, and the grievance in question shall be considered at an end and shall be resolved in favor of the other party.  The parties may agree to a waiver of time limits in the event an emergency arises.

a)                        No complaint will be considered a grievance unless the incident causing the complaint is reported orally within three (3) working days of the time it becomes known to the person making the complaint to his or her supervisor. (Step One (a) of Section 9.4 below).  Thereafter the employee must comply with the time limits for putting his or her complaint in writing that are set forth in Section 9.4 below.

b)                       In case more than one Employee is party to a grievance, a settlement on one shall be binding to all.

c)                        Any agreements between the Company and the Union when signed by both parties shall be binding on both parties.

d)                       A grievance shall be made in writing and in triplicate on a form supplied by the Union.  The Union, the employee, and the Company shall receive one copy each.  The grievant shall have the right to be present at each step of the grievance procedure.  No steward of the Union shall leave his or her department without notifying his or her foreman.

9.3      No more than three (3) employees shall be paid their straight time hourly wages for time lost while in negotiations with Company representatives during working hours.

9.4            STEPS TO THE GRIEVANCE & ARBITRATION PROCEDURE

STEP ONE

a)                        Any employee of the Company having a grievance must first discuss this grievance with his supervisor within three (3) working days of the time the complaint becomes known to the employee.  Any employee may have the assistance of his or her department steward at this step. The supervisor in question shall reply to the employee within eight (8) working hours from the time of the complaint.

b)                       If the Union or any individual employee believes a grievance exists, and in the case of an individual employee’s grievance, within three (3) working days after he or she has received an unfavorable response to Step One (a) (oral discussion), the grievance must be submitted in writing to a representative of the Company.  The grievance shall state the facts of the case and the remedy requested and shall be signed by the steward.  Any employee shall have the assistance of his or her steward at this step.

c)                        The supervisor shall answer the grievance in writing as soon as possible and in no case later than ten (10) working days of his receipt of it, indicating his decision and the reason for it.

STEP TWO

a)                        If the party presenting the grievance is not satisfied with the supervisor’s answer, that party or his steward shall turn the matter over to the Union Business Agent.

b)                       Should the Business Agent deem the grievance to be valid, within ten (10) working days of the receipt of the supervisor’s written response, a written request for a meeting with the Plant Manager shall be submitted to him.  The Plant Manager will set a time for his meeting with the Business Agent within ten (10) working days.  The decision of the Company reached as a result of this meeting will be submitted in writing to the Shop Steward within ten (10) working days after such meeting.

c)                        Witness-The Union or the Company shall have the right to call as witness any employee to testify as to the facts concerning any dispute during the hearing of a grievance or complaint.

STEP THREE

a)                        If and when the procedure under the two previous steps of this Section fails to bring about an amicable settlement, then the Union within twenty (20) days of the Company’s determination under Step Two above, shall submit a written request to the Company for Arbitration.

b)                       The Company and the Union by their designated representatives shall elect an impartial arbitrator to hear and determine the case and whose decision shall be final and binding on all concerned.  The impartial arbitrator shall be selected as follows: The Federal Mediation Service shall be requested to submit a list of five (5) candidates from which the selection shall be made.  Each party, within ten (10) days of receiving such list, shall delete alternately two (2) names from such list and the remaining candidate shall be the impartial arbitrator.

c)                        The arbitrator shall have no power to add to, subtract from, or modify any of the terms of this agreement.  The final decision of the arbitrator shall be rendered as soon as possible after the submission of the case to him.  The fee and any expense incurred by impartial arbitration hereby shall be borne equally by the Company and the Union.  It is further agreed that there shall be no unnecessary delay in such proceedings.

ARTICLE X
SENIORITY

10.1    All employees who have been on the Company payroll and who have completed their probationary period as provided in Article I, Section 1.5, hereof, are included on the seniority list.  Plant seniority shall be observed and determined by the last hiring date of each employee.  Seniority shall operate as follows: First as to occupation (job title) within the department; second, on a departmental basis; third, on a plant-wide basis.

10.2    Should a layoff become necessary, the layoff will operate in the following manner:  In the affected department(s), the employee(s) with the least seniority shall be bumped from the department.  Such employee(s) shall have the right to bump other employee(s) in the bargaining unit with less seniority provided they satisfy the following training performance criteria.

a)                        The employee shall have a maximum four (4) week training period.  The first week the employee will not be governed by job efficiencies.  The second week the employee must average 50% of standard or higher. The third week the employee must average 75% of standard.  The fourth week the employee must average 90% or higher of standard.  Failure to satisfy these requirements constitutes automatic disqualification and the employee shall be placed on layoff status with no further “bumping” options.

b)                       Should an employee exercise his or her seniority rights bumping to a higher classification, at the satisfactory completion of the four week training period that employee will receive a fifteen ($.15) cent hourly wage increase provided the increase would not exceed the top rate for that classification.  Should this increase fall below the entry rate of the new classification the employee wage will automatically be that of the entry rate.  (Normal periodic increases will follow.)

c)                        Exempt Jobs.  Notwithstanding the above, an employee with prior experience on an exempt job may bump into that job providing that the employee can perform to Company standards immediately, except that this provision shall not apply to the classification of Groupleader, which will continue to be totally a management prerogative.

d)                       The following jobs are exempt from bumping:

Tool and Die

Maintenance

Ringer Timpani

Chime Tuner

Set-Up Operators

Musser Timpani Groupleaders

10.3    Recall

a)                        Employees shall be recalled in order of seniority.

b)                       Should an employee be recalled for a job other than his own he shall be eligible for the four week training period outlined in Section 10.2 (a) above.  Should the employee disqualify during  training he will be returned to layoff and be recalled only when his permanent job is open, or in the case of an employee whose permanent job has been eliminated, only when his seniority qualifies him to be recalled for another job.

c)                        An employee may, when recalled for a job other than his own, choose one of three options:

1)              Accept the job subject to satisfying the training procedure.

2)              Decline, awaiting the next call back.

3)              Decline, awaiting call back for his permanent job.

10.4    When an employee is transferred from his permanent job to another on a temporary assignment, the employee will be paid at the higher rate of pay of the two job classifications.

10.5    An employee who quits or is discharged for cause, or fails to report for work within three (3) work days after he is called to work, unless he has been excused in writing by the Company’s personnel office, copies of which shall be given to the Steward, shall lose all seniority and be considered a new employee if ever re-employed.  All employee call backs will be via certified mail, return receipt requested to the last address on file in the personnel office.

a)                        Effective the date of this Agreement, an employee who is transferred to a job outside the bargaining unit shall retain the seniority he has as of the date he leaves the unit.  If such employee is later transferred back to a job within the bargaining unit, he may exercise said seniority.  Employees outside the bargaining unit will retain their accumulated seniority through November 18, 1987.

b)                       Each employee must conduct himself or herself in accordance with the posted rules and regulations of the Company.  Unreasonable absence from an employee’s work position contrary to the orders of his foreman, department head, or stopping work before the warning bell may subject the employee to discipline or discharge.  If an employee is absent three (3) days and has failed to contact or notify the Company within the three (3) days, the employee will be dismissed.

LEAVE OF ABSENCE

c)                        The Company may grant leave of absence on such conditions as it deems necessary, which shall be in writing, copies of which shall be furnished to the Steward upon proper request.

JOB OPPORTUNITIES POSTING

10.6    All jobs other than groupleader status will be posted on all Bulletin Boards for two (2) consecutive working days during the normal work week.  During that time period, all employees shall have the right to bid on all jobs so posted by signing their names on a bidding sheet which shall be posted with the job notice.

a)                        Job or department seniority shall be given preference in filling vacancies of a permanent nature or a newly created job, provided that the senior employee is capable of performing the particular work involved.

b)                       The employee shall have a maximum four (4) week training period.  The first week the employee will not be governed by job efficiencies.  The second week the employee must average 50% of standard or higher.  The third week the employee must average 75% of standard.  The fourth week the employee must average 90% or higher of standard.  Failure to satisfy these requirements constitutes automatic disqualification and the employee shall return to previous job, forfeiting rights to re-bid on that job one (1) year.

c)                        Should an employee exercising their Bidding rights qualify for a higher pay classification, at the satisfactory completion of the four week training period that employee will receive a fifteen ($.15) cent hourly wage increase provided the increase would not exceed the top rate for that classification.  Should this increase fall below the entry rate of the new classification the employee wage will automatically be that of the entry rate. (Normal periodic increases will follow.)

d)                       During Company shutdown of the plant and resulting layoffs for the purpose of taking inventory, the Company may select employees to assist in the inventory for a period of up to two (2) full work days without regard to the seniority hereunder of the employees selected.  Employees not so selected may take these days as vacation to which they are entitled under Article VII hereof.

e)                        This job is being posted as a backup job.  Employees being accepted for backup jobs will be provided with training so they can work on the job.  When assistance is required, backup employees will be transferred to the job requiring assistance in accordance with the Agreement.  If a vacancy occurs in this job classification, the employees who are considered backup employees will have preference in filling the vacancy in order of seniority.

ARTICLE XI
INSURANCE

11.1    The Company agrees to maintain and keep in full force and effect a Comprehensive Major Medical Expense Insurance Plan and a Group Life Insurance Plan covering all employees of the Company who make proper application for coverage thereunder.  The benefits to be provided by such Plans shall be those which were negotiated.  The rights, privileges, benefits, and duties of each covered employee shall be subject to all provisions contained in such group contracts and the individual certificate issued thereunder, and the Company assumes no responsibility thereunder other than the payment of premiums due as hereinafter provided.

a)                        All new employees hired by the Company shall be required to wait ninety (90) days from the date of employment before coverage applies.

b)                       Any employee who has been employed by the Company for at least ninety (90) days who wishes to cover dependents must fill out an enrollment application form requesting Family Plan Coverage.

c)                        The employee’s weekly contribution for the Comprehensive Major Medical Expense Insurance Plan will be as follows:

January 1, 2003  $12.00 family, $6.00 employee only

January 1, 2004  $18.00 family, $9.00 employee only

d)                       The employee’s weekly contribution for Dental Insurance Plan will be as follows:

May 1, 2003      $3.65 family, $1.60 employee only

January 1, 2004 $5.29 family, $1.92 employee only

PENSION PLAN

11.2    Effective November 23, 1981, all active hourly employees of Ludwig and Musser covered by this Agreement will participate in Conn-Selmer, Inc. Pension Plan for Hourly Employees.

All contributions to the Plan will be made by the Company.

a)                        For purposes of determining eligibility for benefits under this Plan, the Company will recognize up to five (5) years of continuous service with Ludwig or Musser based on actual hours worked by year during the period of November 23, 1976 to November 23, 1981.

b)                       Effective November 23, 1981, the accrued monthly pension benefits due eligible employees shall be computed by multiplying an eligible employee’s years of Benefit Service as defined in the Plan up to a maximum of 40 years by

$21.50 per month if the employee’s last working day is on or after January 1, 2003;

$22.50 per month if the employee’s last working day is on or after January 1, 2004;

The Company will provide the Union with a copy of the Pension Plan which provides for the various options and requirements.

ARTICLE XII
SEVERANCE

12.1    If economic or competitive conditions make it necessary to move a part or all of a plant to a new location, the employees affected by the moves shall have the following rights:

a)                        Employees whose jobs are affected due to job elimination shall be required to exercise their option of bidding, bumping, accept layoff or severance pay as provided in this Agreement.  Employees electing any of the above options, other than severance pay, forfeit the right to such severance pay at the time of such election except as provided for in this Agreement.

Employees electing any of the above options, other than severance pay, forfeit the right to such severance pay at the time of such election except as provided for in this Agreement.

b)                       All employees actively employed at the time of relocation of operations will be eligible for severance pay based on original hire date with Ludwig, Musser, or Selmer.

c)                        Active employees who are eligible for early retirement may elect their retirement and receive severance in accordance with this section provided they qualify under the provisions of the pension plan set forth in Section 11.2 above.

d)                       Severance pay for affected employees shall be at the rate of one (1) week’s pay for each full year of seniority at the current rate of pay at the time of severance.

e)                        Employees accepting severance pay shall forfeit all seniority rights at that time, retaining only vested rights, if any, in the pension plan.

f)                          Nothing in this Agreement shall restrict the Company’s right to introduce new production methods or facilities, to discontinue present jobs, to introduce new engineering changes or methods, to introduce new materials or to substitute new materials, to purchase or sub-contract any items.  This Agreement pertains only and specifically to closing a part or all of the plant and relocating it to a new location.

ARTICLE XIII
CHRISTMAS BONUS

13.1    An annual Christmas Bonus will be paid to all hourly employees, based on full years of service as of December 31st each year, in accordance with the following schedule:

SERVICE	BONUS
Over 3 months to 5 years	$50.00
Over 5 years to 10 years	$100.00
Over 10 years	$200.00

ARTICLE XIV
JURY DUTY

14.1    The Company agrees to pay any employee called for jury duty his or her regular straight-time hourly rate for an eight hour day less any jury fee he or she receives for such jury duty during each day he or she is absent from work and in court attendance on official jury duty.

ARTICLE XV
DURATION

15.1    The term of the Agreement shall commence on the 19th day of November 2002 and shall end at 12:01 a.m. on the 20th day of November 2004.  Thereafter, it shall continue in force from year to year unless either party hereto shall notify the other in writing at least (60) days prior to the expiration date of the term, or any extended term of the Agreement of any intention to make changes in or terminate Agreement.

SUCCESSORSHIP

15.2    If the ownership and/or management of the Employer should change, or if the legal identity should change, this Agreement will be recognized in its present form by the new party.

NO STRIKE-NO LOCKOUT

15.3    The Company agrees that so long as this Agreement is in effect, there shall be no lockouts.  The closing down of the Plant or any part thereof or curtailing any operations for business reasons shall not be construed to be a lockout.  The Union, its officers, agents, members, and employees covered by this Agreement agree that so long as this Agreement is in effect, there shall be no strikes, sit-downs, stoppage of work, boycott or any unlawful acts that interfere with the Company’s operations or the production or sale of its products, and furthermore shall take affirmative action to prevent or stop unauthorized strikes by notifying its members that it disavows the strike.  Such affirmative action must be taken by the Union within five (5) days of any violation of the foregoing by any employee or employees.  Thereafter, any violation of the foregoing provisions may be made the subject of disciplinary action, including discharge, and such action or management’s determination of the facts on which such action is based, may not be raised as a grievance under this Agreement.

PARTIAL INVALIDITY OF AGREEMENT

15.4    Any provision of the Agreement which conflicts with the provision of a Federal or State Statute, or Executive Order having the effect of law, now in force or hereafter enacted, shall be considered to be automatically modified to such extent as is necessary to remove such conflict and the fact that any such provision as originally written is determined to be invalid shall not affect the validity of the remainder of this Agreement.

IN WITNESS WHEREOF, the parties hereto set their hands and seals as of the 18th day of May, 2004.

This is to certify that this Agreement entered into between MUSSER-TIMPANI DIVISION, a Division of CONN-SELMER  INC. and LOCAL 1027 of the UNITED BROTHERHOOD OF CARPENTERS AND JOINERS OF AMERICA has been acknowledged.

FOR:
CHICAGO AND NORTHEAST ILLINOIS
district council of carpenters

Earl J. Oliver

Jeffrey Isaacson

FOR:
musser-timpani division
Division of Conn-Selmer, Inc.

Michelle Hammer, Vice President, Human Resources

2yr. Proposal - 4/16/03

Labor Contract Settlement Agreement
Between

Musser Division
(Division of Conn – Selmer, Inc.)
and
Carpenter Local 1027
Mill-Cabinet-Industrial

Affiliate of
Chicago and Northeast Illinois District
Council of Carpenters

The Labor Contract between the above named parties, expired on November 19, 2002 at 12:01a.m. shall not change except for the following:

1.               A two-year agreement expiring as of 12:01a.m. on Saturday, November 20, 2004.

2.               The current (11-19-01) wage rate assigned to each labor grade (A – K) shall be increased by five cents ($.05).

3.               After application of the five cent adder to each labor grade, wages of each individual employee (excluding Group Leader premium) will be increased by the following

2003	2004

2.25%	2.00%

Effective on the first Monday following ratification and thereafter on Monday, November 24, 2003.

4.               The monthly pension benefit will be increased as follows:

1/1/03	1/1/04
$21.50	$22.50

Increase in benefit will be effective on January 1 of each of the respective years.

5.               The Sickness and Accident benefit will be increased as follows:

2003	2004
$255	$265

Increase in benefit will be effective on January 1 of each of the respective years.

6.               Group Leaders pay will be increased by $.25 per hour to $.75 per hour.

7.               Paragraph 4.5 regarding overtime has been changed (see attached paragraph 4.5)

8.               The Bar Finisher classification will be upgraded from wage rate G to wage rate F.

9.               The Kettle Finisher Automatic will be wage rate B.

10            The starting rates will be increased in paragraph 8.5 (c) to A, B, C, D - $10.00; E, F, G. H -$9.00 and I - $8.00.

NOTE:  Items 6, 7, 8, 9 and 10 and will be effective on the first Monday following contract ratification.

11.         The attached Health Care Plan will go into effect on January 1, 2003.

12.         The employee weekly contributions for the Health Care Plan will be as follows:

	1/01/03	1/01/04

Single	$6.00	$9.00
Family	$12.00	$18.00

13.         The attached Dental Care Plan will go into effect on May 1, 2003

14.         The employee weekly contributions for the Dental Care Plan will be as follows:

	5/01/03	1/01/04

Single	$1.60	$1.92
Family	$3.65	$5.29

15.         Basic Life Insurance – Increase Company Paid Life Insurance to $15,000 effective May 1, 2003.

16.         Items 2 and 3 ($.05 adder and wage increases) shall be retroactive to November 19, 2002 and shall be payable for all hours actually worked and/or for paid time off (e.g., holiday, vacation) during the period November 19, 2002 through January 18, 2003.  This retroactive payment shall only apply and be made if there is a unanimous recommendation of the Union and its bargaining committee.  This retroactive payment will be made no later than Friday, May 9, 2003.

17.         Vacation Payout Option – Employees will have the following three (3) options with regard to vacation payout:

a.               Vacation lump sum payment – Written request for lump sum payment must be received by no later than June 1st of each year for the upcoming vacation year.

b.              Vacation Advances – Employees must submit a written request for a vacation advance two (2) weeks prior to their scheduled vacation in order to insure their check is received prior to their vacation.

c.               Vacation pay received during normal payroll cycle.

d.              Under no circumstances receive any advance vacation pay prior to July 1st for the following vacation year.

2

18.         If the contract is ratified, employees not recalled to work on Monday, April 21, 2003 may file for unemployment.  In such case, the Company will not contest the application.

Date:

Company	Union

3

Conn-Selmer, Inc.

Great West Life – Effective 1/1/03

PPO – PHCS

Major Medical Benefits:	In-Network		Out-of-Network
Deductible/Family	$400 / $800		$800 / $1,600
Co-Insurance Percentage	80 / 20		60 / 40
Out-Of-Pocket Max / Family	$2,400 / $4,800		$4,800 / $9,600
Hospital Adm. Deductible	None		$250

Plan Maximum	Unlimited

Hospital Benefits:
Room and Board	Major Medical
Miscellaneous Charges	Major Medical
Outpatient Sickness	Major Medical
Outpatient Accident	Major Medical

Physician Benefits:

Surgical Charges	Major Medical
In-Hospital Visits	Major Medical
Diagnostic X-Ray and Lab	Major Medical
Services for Accidents	$10 co-pay		Major Medical
Office Visits	$10 co-pay		Major Medical

Other Benefits:
Well Baby/Nursery Charges	Yes / Yes
Prescriptions Retail	$10 G / $15 B / $30 NF (not <20%)
Mail Order	$20 G / $30 B / $60 NF (not <20%)
Mammograms/Pap smears	$10 co-pay		Major Medical-DW
Pre-admission testing	$100% - DW		60% - DW

Mental/Nervous & Drug/Alcohol:
Impatient/Lifetime – M&N	50%, 30 day/year: 90 day lifetime
Outpatient/Annual – M&N (1)	$10 co-Pay	30 visits	Major Medical
Impatient/Lifetime – D&A	Included in M&N
Outpatient/Annual – D&A (1)	Included in M&N

(1) Stop Loss not applicable to M&N or D&A

Comments/Limitations and Special Considerations:

•                  Pre-admission review and second surgical opinion required or $500 additional deductible.

•                  Confinement beyond agreed length of stay results in additional $100 deductible.

•                  Pre-surgery review and certification required or additional $500 deductible.

•                  Preventive Care:

Routine physicals:	Over age 16	$150 limit per year – in or out of network
	Child age 0-5	$100 limit per year – in or out of network
Well woman exam:	Once/year; deductible waived
Pap smear and mammograms: One/year; deductible waived
PSA test for men age > 50: Deductible waived

DENTAL PLAN		LIFE INSURANCE PLAN

•	Deductible - $50/individual: $150/family	• Company provides $15,000.00
•	Preventive – payable at 100% (deductible waived)
•	Basic Procedures – Payable at 80%	SICKNESS & ACCIDENT BENEFIT
•	Major Procedures – Payable at 50%
•	Annual Maximum – $1,000 per person	• Company provided $255.00/week
•	Orthodontia – payable at 50%; lifetime
maximum $1,000; treatment limited to
19 years of age or younger

FLEXIBLE SPENDING ACCOUNTS*

Healthcare Reimbursement Account

Dependent Care Reimbursement Account

•	Allows you to use before-tax dollars to pay for typical out-of-pocket health care expenses such as deductibles, co-payments, and non-covered expenses	•	Allows you to use before-tax dollars to pay for child care or care for an elderly or disabled family member

•	Up to $2,500 can be contributed	•	Up to $5,000 can be contributed if married
Up to $2,500 can be contributed if single

IMPORTANT TIPS ABOUT YOUR FLEXIBLE SPENDING ACCOUNTS*

•                  IRS regulations require that any money left in your account after submitting eligible 2003 expenses be forfeited.

•                  The deposit amount you select will remain in effect during the 2004 plan year and can only be changed if there is a change in status.

•                  Pre-tax contributions reduce your federal income tax as well a your social security tax.

However, the tax savings usually more than offset this reduction.

•                  You may spend your total annual allocation as quickly as your eligible expenses allow you to do so, i.e., if there is not enough money in your account, the Company will advance your account money to a maximum of your annual allocation.

Job Description
Identification

Date:  November 14, 2002

Job Title:                    Bar Finisher

Primary Function:                                           Deburr, chamfer, sand and finish parts and Bars (Notes)

Working Procedure:

Operator to set up and operate Timesaver and various machines to finish parts and Bars to specification.  Operator must visually inspect work as it is being performed and make various equipment adjustments to ensure the highest quality finish.  Must be able to work from oral and written instructions.  Physical effort required up to (60) lbs required.

May be called upon to perform other duties as production demands.  Must follow and use safety procedures and devices as provided by company.

Tools and Equipment:

Timesaver and various sanding machines, safety glasses and shields, various fixtures, gloves, sanding belts, polishing wheels and charts.

Company proposed that this job be a Group B and that it be exempt from bumping.  (Artcle X, 10.2 (d))

/s/ Robert Doebel
10/29/02

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Job Description
Identification

Date:  October 24, 2002

Job Title:                    Timpani Kettle Finisher-Automatic.

Primary Function:                                           Sand, buff and polish Timpani Drum Kettles.

Working Procedure:

Operator to set up and operate Automatic Polishing machine to sand, polish and buff kettle to a high finish.  Operator must visually inspect work as it is being performed and make various program and equipment changes to ensure the highest quality kettle finish.

Must be able to work from oral and detailed written instructions.  Physical effort required up to (60) lbs required.  The knowledge of basic computer skills to operate and modify various polishing programs is required.

May be called upon to perform other duties during automatic polish cycle as production requirements demand.  Must follow and use safety procedures and devices as provided by company.

Tools and Equipment:

Safety glasses and shields, various fixtures, gloves, sanding belts, polishing and buffing wheels, polishing compounds.

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